UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 18, 2002


                    Federal Agricultural Mortgage Corporation
                  ----------------------------------------------
             (Exact name of registrant as specified in its charter)


    Federally chartered
    instrumentality of
    the United States                    0-17440                 52-1578738
-------------------------------        ------------            --------------
(State or other jurisdiction of        (Commission            (I.R.S. Employer
 incorporation or organization)        File Number)          Identification No.)



1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.            20036
-----------------------------------------------------------         ------------
      (Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
                              --------------------
         (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a)   Not applicable.

      (b)   Not applicable.

      (c)   Exhibits:

                  99    Press release dated July 18, 2002.

Item 9.  Regulation FD Disclosure.

     On July 18, 2002, the Registrant issued a press release to announce the Registrant's financial results for second quarter 2002. The press release is filed as Exhibit 99 hereto and incorporated herein by reference.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL
                                       MORTGAGE CORPORATION



                                    By: /s/   Jerome  G. Oslick
                                        -------------------------
                                        Name:   Jerome  G. Oslick
                                        Title:  Vice President - General Counsel




Dated:      July 19, 2002

                                  EXHIBIT INDEX

Exhibit No.                  Description                            Page No.

99                           Press  Release  Dated  July 18, 2002   5




                                      NEWS


FOR IMMEDIATE RELEASE                                        CONTACT
July 18, 2002                                                Jerome Oslick
                                                             202-872-7700


                       Farmer Mac Achieves Record Earnings

                       Operating Earnings Per Share Up 50%

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGMA) today announced that it achieved record earnings for its second quarter, ended June 30, 2002. Diluted operating earnings per share grew to $0.48, a 50 percent increase over second quarter 2001 diluted operating earnings per share of $0.32. Operating income for the second quarter 2002 reached $5.8 million and $11.1 million for the year-to-date, compared to $3.7 million and $6.9 million for the same periods in 2001. Operating income, revenues and earnings per share are measures that exclude the effects of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133") and the net after-tax extraordinary gain of $0.6 million recognized on the repurchase of a portion of the Company's debt in second quarter 2002. Net income for second quarter 2002, including the effects of FAS 133 and the extraordinary gain, was $6.3 million or $0.52 per diluted share.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "We are extremely pleased with the growth and performance of Farmer Mac as it achieved record operating earnings of $0.48 per share. During the quarter, Farmer Mac added $1.3 million to its loss reserves, loss experience and delinquencies are consistent with our expectations and our guarantee business continues to grow. In the quarter, we completed $890 million of guarantee business and our guarantees outstanding surpassed the $5 billion mark for the first time. This growth of our guarantee business, important as it is in enhancing lenders' liquidity and loan capacity, truly underscores the value that we provide for America's farmers, ranchers and agricultural lenders - increased availability of long-term mortgage financing at competitive rates. We believe that Farmer Mac is on track to meet or exceed the market analyst's current projection for its financial performance in 2002.

     "Since the middle of the second quarter we have been subject to the efforts of admitted short sellers to depress the price of Farmer Mac's securities for their own gain. The activities of these short sellers have caused a substantial loss in stockholder value over a relatively compressed period of time - something that cannot be explained by any business development. Responding to the attention that has been focused on Farmer Mac, the Senate Agriculture Committee has sought the General Accounting Office's assistance `to ensure that Farmer Mac's mission continues to be met in a financially sound manner.' We welcome that investigation for the objective review it should afford us. Farmer Mac, unlike many companies, is subject to examination of its operations, as well as related internal controls, by a federal regulator that examines the Company with full access to all related information. Furthermore, we now have in place a risk-based capital ("RBC") standard that measures our capital adequacy, providing assurance that we stay within the risk parameters that the Congress expected of us. The Board and management are fully committed to building the value of Farmer Mac for our stockholders and the country's agricultural sector."

Net Interest Income

     Net interest income was $8.9 million for second quarter 2002 and $16.4 million year-to-date, compared to $6.4 million and $11.9 million for the same periods in 2001. The net interest yield, which does not include guarantee fees for loans purchased prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was 93 basis points for second quarter 2002, compared to 89 basis points for first quarter 2002 and 82 basis points for second quarter 2001. The net interest yields for second quarter 2002, first quarter 2002 and second quarter 2001 included the benefits of yield maintenance payments of 7 basis points, 7 basis points and 4 basis points, respectively. The effect of the adoption of FAS 140 for the second quarter 2002 was a reclassification of approximately $0.7 million (7 basis points) of guarantee fee income as interest income. Adjusted for the effects of yield maintenance and excluding the effects of FAS 140, the net interest yields for second quarter 2002, first quarter 2002 and second quarter 2001 were 79 basis points, 82 basis points and 78 basis points, respectively.

Guarantee Fees

     Guarantee fees were $4.7 million for second quarter 2002, compared to $4.6 million for first quarter 2002 and $3.7 million for second quarter 2001. The relative increase in guarantee fees reflects an increase in the average balance of outstanding guarantees. Excluding the effects of the adoption of FAS 140 that reclassified $0.7 million of guarantee fee income as interest income, guarantee fees for second quarter 2002 would have been $5.4 million.

Operating Expenses

     Operating expenses totaled $3.0 million in the second quarter of 2002, compared to $2.5 million for first quarter 2002 and $2.8 million for second quarter 2001. The increase in operating expenses in second quarter 2002 primarily reflects an increase in legal and consulting fees. Operating expenses as a percentage of operating revenues were 22 percent for second quarter 2002, compared to 21 percent for first quarter 2002 and 28 percent for second quarter 2001.

Extraordinary Item

     During  second  quarter  2002,   Farmer  Mac  recognized  a  net  after-tax
extraordinary gain of $0.6 million resulting from the repurchase of $18.9 million of outstanding Farmer Mac debt.


Credit

     As of June 30, 2002, Farmer Mac I loans purchased or guaranteed after the enactment in 1996 of changes to Farmer Mac's statutory charter ("post-1996 Act loans") covered by a Farmer Mac guarantee, both on- and off-balance sheet, that were 90 days or more past due, in foreclosure, in bankruptcy and REO (real estate owned) totaled $60.4 million and represented 1.35 percent of the principal balance of all post-1996 Act loans, compared to $87.1 million (2.32 percent) as of March 31, 2002, $58.3 million (1.70 percent) as of December 31, 2001, and $53.1 million (1.72 percent) as of June 30, 2001. (Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans; pre-1996 Act loans are supported by mandatory 10 percent subordinated interests that mitigate Farmer Mac's credit exposure.) From quarter to quarter, Farmer Mac anticipates fluctuations in the delinquencies, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year due to the semi-annual payment characteristics of most Farmer Mac loans. The year-over-year increase in dollars is reflective of the continued maturation of a significant segment of Farmer Mac's portfolio of guarantees into its peak default years. The year-over-year decline in the ratio of delinquencies to outstanding guarantees is reflective of the growth of the portfolio.

     Farmer Mac conducts a loan-by-loan analysis of its delinquencies to assess the value of the collateral supporting each individual loan relative to the total amount due, including principal, interest and advances. In the event that the updated or discounted collateral value does not support the total amount due, Farmer Mac specifically allocates reserves to the loan. Farmer Mac charges off losses against the reserve for losses when management believes a loss has occurred, but no later than when the Company takes possession of the property. As of June 30, 2002, Farmer Mac's loan-by-loan analysis of its $60.4 million of delinquent loans and their updated or discounted collateral values indicated that $14.4 million have insufficient collateral to cover the loan balance, accrued interest and expenses. Farmer Mac has specifically allocated $2.8 million of reserves to those under-collateralized loans. Farmer Mac's loan-by-loan analyses indicated that the remaining $46.0 million of delinquent loans were adequately collateralized, based on updated or discounted collateral values, and that the allocation of specific reserves to those loans was not necessary. As of June 30, 2002, after the allocation of specific reserves to under-collateralized loans, Farmer Mac had additional non-specific or general reserves of $15.5 million, bringing total reserves to $18.3 million.

     Based on Farmer Mac's loan-by-loan analyses, loan collection experience, and continuing provisions for the reserve for losses, Farmer Mac believes that ongoing losses will be covered adequately by the reserve for losses. During second quarter 2002, Farmer Mac charged off $902,000 in losses against the reserve for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged-off or incur additional losses, if liquidation proceeds vary from previous estimates. As of June 30, 2002, the weighted-average original loan-to-value ratio for all post-1996 Act loans was 49 percent, and the weighted-average original loan-to-value ratio for delinquent loans was 57 percent. Farmer Mac's provision for losses was $2.0 million for second quarter 2002, compared to $2.0 million for first quarter 2002 and $1.4 million for second quarter 2001. As of June 30, 2002, Farmer Mac's reserve for losses totaled $18.3 million, or 41 basis points of the outstanding post-1996 Act loans and AMBS, compared to $17.0 million (45 basis points) as of March 31, 2002 and $13.2 million (43 basis points) as of June 30, 2001.


Provision for Income Taxes

     The provision for income taxes totaled $2.6 million for second quarter 2002 and $5.1 million year-to-date, compared to $2.1 million and $3.7 million for the same periods in 2001. Farmer Mac's effective tax rate for second quarter 2002 was 30.1 percent compared to 31.0 percent for first quarter 2002 and 33.1 percent for 2001. The reduction in the rate from the prior year reflects the effects of certain tax-advantaged investment securities.

Capital


     Farmer Mac's core capital totaled $176.2 million as of June 30, 2002, compared to $126.0 million as of December 31, 2001 and $134.0 million as of March 31, 2002. This increase reflects Farmer Mac's issuance of preferred stock on May 6, 2002, which added $34.7 million to its core capital during second quarter 2002. The regulatory methodology for calculating core capital excludes the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115"), and FAS 133. Farmer Mac's actual core capital balance as of June 30, 2002 exceeded the statutory minimum capital requirement of $130.4 million by approximately $45.8 million.

     The FCA issued its final risk-based capital regulation for Farmer Mac on April 12, 2001 and the Company was required to meet the risk-based capital standards beginning on May 23, 2002. We have maintained a dialogue with FCA regarding the application of the regulation and the complex underlying economic model. Farmer Mac is in compliance with the risk-based capital standards under the regulation and we are confident that Farmer Mac will continue to be in compliance.

     The first application after the effective compliance date of the definitive risk-based capital stress test promulgated by the FCA ("RBC test") showed that Farmer Mac's actual regulatory capital of $194.5 million was $114.4 million in excess of the $80.1 million risk-based capital requirement as of June 30, 2002. That RBC requirement was also $50.3 million below the minimum capital requirement of $130.4 million. The relevant measure for the RBC test is regulatory capital, which under the regulatory methodology is core capital plus loss reserves. Although the RBC test results show capital requirements below the statutory minimum, we still need to hold the higher of the statutory minimum capital requirement or the amount required to pass the RBC test.

     Average return on common equity, excluding the effects of FAS 115, FAS 133 and the extraordinary item, was 16.9 percent for second quarter 2002, compared to 13.8 percent for second quarter 2001 and 16.4 percent for first quarter 2002.

Interest Rate Risk


     The most comprehensive measure of Farmer Mac's interest rate risk is the sensitivity of our Market Value of Equity ("MVE") to parallel yield curve shocks. As of June 30, 2002, a uniform or "parallel" increase of 100 basis points across the entire U.S. Treasury yield curve would increase MVE by 3.6 percent, while a parallel decrease of 100 basis points would decrease MVE by 5.4 percent. Net Interest Income ("NII") sensitivity, a shorter-term measure of interest rate risk, demonstrates a similar lack of exposure to interest rate movements. As of June 30, 2002, a uniform or "parallel" increase of 100 basis points would increase NII by 9.4 percent, while a parallel decrease of 100 basis points would decrease NII by 8.6 percent. We also measure the sensitivity of both MVE and NII to a variety of non-parallel interest rate shocks. MVE and NII are even less sensitive to these non-parallel shocks. Finally, our duration gap, a static measure of interest-rate risk, was minus 2.9 months as of June 30, 2002. Our MVE tests demonstrate the effectiveness of our asset-liability match over the life of our assets and liabilities on a present value basis

     The economic effects of derivatives, including interest rate swaps, is included in our MVE analysis. Farmer Mac enters into contracts in which the Company pays fixed rates of interest and receives floating rates of interest from counterparties. These "floating-to-fixed interest rate swaps" are used to adjust the characteristics of our short-term debt to match more closely the cash flow and duration characteristics of our longer-term mortgages, thereby reducing interest rate risk, and also to derive an overall lower effective fixed rate cost of borrowing than would otherwise be available in the conventional debt market. As of June 30, 2002, Farmer Mac had $675.1 million notional amount of floating-to-fixed interest rate swaps for terms ranging from 2 to 15 years.

     Farmer Mac uses derivative instruments as an end-user for hedging purposes, not for speculative purposes. All of Farmer Mac's derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of June 30, 2002, Farmer Mac had no uncollateralized net exposure to any counterparty.


Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the Company's income statement and balance sheet. During second quarter 2002, the reduction in net after-tax income resulting from FAS 133 was $149,500, and the net after-tax decrease in accumulated other comprehensive income was $14.6 million. For first quarter 2002, the increase in net after-tax income and the net after-tax increase in accumulated other comprehensive income resulting from FAS 133 were $145,000 and $3.2 million, respectively. For second quarter 2001, the reductions in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $102,000, and $3.3 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital. Management believes that reporting financial results by reference to operating income, revenues and earnings per share (excluding the effects of FAS 133) provides a more accurate comparison of Farmer Mac's financial performance to previous presentations.

Forward-Looking Statements


     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include uncertainties regarding: (1) the rate and direction of the development of the secondary market for agricultural mortgage loans; (2) the effect on the agricultural economy resulting from low commodity prices, weak demand for U.S. agricultural products and crop damage from natural disasters; (3) the effect on the agricultural economy of federal assistance for agriculture provided for in the recently enacted farm bill; (4) the possible effect of the risk-based capital requirement which could, under certain circumstances, be in excess of the statutory minimum capital level; (5) the possible establishment of additional statutory or regulatory restrictions on Farmer Mac, such as restrictions on Farmer Mac's investment authority; (6) the outcome of the pending investigation of Farmer Mac by the General Accounting Office; and (7) Farmer Mac's continuing access to the debt markets at favorable rates and terms. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission ("SEC") on March 27, 2002, Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 15, 2002 and Farmer Mac's Current Report on Form 8-K as filed with the SEC on May 30, 2002. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for USDA guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock
Exchange under the symbols AGM and AGMA, respectively. Additional information about Farmer Mac (as well as the Form 10-K, Form 10-Q and Form 8-K referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's second quarter 2002 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Friday, July 19, 2002, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.



                                                   Federal Agricultural Mortgage Corporation
                                                          Consolidated Balance Sheets

                                                                 (in thousands)

                                                                    June 30,          December 31,        June 30,
                                                                     2002                2001              2001
                                                                ---------------      -------------     --------------
                                                                  (unaudited)          (audited)        (unaudited)
 Assets:
  Cash and cash equivalents                                         $ 479,585           $ 437,831          $ 473,546
  Investment securities                                               977,474           1,007,954            890,065
  Farmer Mac guaranteed securities                                  1,655,356           1,690,376          1,698,207
  Loans                                                               837,102             199,355             79,089
  Real estate owned                                                     2,489               2,457                  -
  Financial derivatives                                                   721                  15                625
  Interest receivable                                                  63,076              56,253             48,851
  Guarantee fees receivable                                             5,051               6,004              4,594
  Prepaid expenses and other assets                                    16,720              16,963             14,104
   Total assets                                                   $ 4,037,574          $3,417,208        $ 3,209,081

 Liabilities and stockholders' equity:
  Notes payable:
   Due within one year                                            $ 2,661,792          $2,233,267        $ 2,280,276
   Due after one year                                               1,086,671             968,463            759,544
    Total notes payable                                             3,748,463           3,201,730          3,039,820
  Financial derivatives                                                35,035              20,762             14,767
  Accrued interest payable                                             30,744              26,358             22,121
  Accounts payable and accrued expenses                                19,997              18,037              8,508
  Reserve for losses                                                   18,327              15,884             13,180
   Total liabilities                                                3,852,566           3,282,771          3,098,396
  Stockholders' equity                                                185,008             134,437            110,685
   Total liabilities and stockholders' equity                     $ 4,037,574          $3,417,208        $ 3,209,081



                                  Federal Agricultural Mortgage Corporation
                                   Consolidated Statements of Operations
                                   (in thousands, except per share amounts)

                                                         Three Months Ended              Six Months Ended
                                                    ---------------------------     --------------------------
                                                     June 30,         June 30,        June 30,       June 30,
                                                       2002             2001            2002           2001
                                                    (unaudited)     (unaudited)     (unaudited)    (unaudited)
 Interest income:
  Investments and cash equivalents                  $ 10,612         $ 17,148        $ 20,938       $ 38,236
  Farmer Mac guaranteed securities                    22,541           28,481          45,560         57,221
  Loans                                               10,394              740          14,193          1,343
 Total interest income                                43,547           46,369          80,691         96,800
 Interest expense                                     34,641           39,947          64,315         84,925
 Net interest income                                   8,906            6,422          16,376         11,875
 Gains/(Losses) on financial derivatives
 and trading assets                                     (230)            (159)             (6)          (748)
 Other income:
  Guarantee fees                                       4,723            3,669           9,290          7,097
  Miscellaneous                                          368              116             760            282
 Total other income                                    5,091            3,785          10,050          7,379
 Total revenues                                       13,767           10,048          26,420         18,506
 Expenses:
  Compensation and employee benefits                   1,324            1,496           2,580          2,733
  Regulatory fees                                        197              245             393            468
  General and administrative                           1,499            1,107           2,592          2,252
 Total operating expenses                              3,020            2,848           5,565          5,453
  Provision for losses                                 2,022            1,394           4,038          2,777
 Total expenses                                        5,042            4,242           9,603          8,230
 Income before income taxes                            8,725            5,806          16,817         10,276
 Income tax provision                                  2,630            2,091           5,135          3,679
 Net income before cumulative effect                   6,095            3,715          11,682          6,597
  of change in accounting principles and
 extraordinary item
 Cumulative effect of change                               -                -               -           (726)
  in accounting principles, net of tax
 Extraordinary gain, net of tax                          583                -           2,203              -
 Net income                                            6,678            3,715          13,885          5,871
 Preferred stock dividends                               336                -             336              -
 Net income available to common stockholders         $ 6,342          $ 3,715        $ 13,549        $ 5,871
 Earnings per share:
    Basic earnings per share                          $ 0.55           $ 0.33          $ 1.17         $ 0.52
    Diluted earnings per share                        $ 0.52           $ 0.32          $ 1.12         $ 0.50
 Earnings per share before cumulative
  effect of change in accounting principles
  and extraordinary item:
    Basic earnings per share                          $ 0.50           $ 0.33          $ 0.98         $ 0.59
    Diluted earnings per share                        $ 0.48           $ 0.32          $ 0.94         $ 0.57
 Operating earnings per share:*
    Basic earnings per share                          $ 0.50           $ 0.33          $ 0.96         $ 0.61
    Diluted earnings per share                        $ 0.48           $ 0.32          $ 0.92         $ 0.59
 *  operating earnings per share excludes the effects of FAS 133 and extraordinary item


                    Federal Agricultural Mortgage Corporation
                            Supplemental Information


   The following tables present quarterly and annual information regarding loan purchases and guarantees, outstanding guarantees and delinquencies.



                             Farmer Mac Purchases and Guarantees
--------------------------------------------------------------------------------------------------
                                 Farmer Mac I
                          --------------------------

                          Loans & AMBS      LTSPC       Farmer Mac II     Total
                          --------------  ----------   ---------------- ----------
                                   (in thousands)
For the quarter ended:
  June 30, 2002           $551,690        $280,904       $ 57,769       $890,363
  March 31, 2002            74,875         338,821         39,154        452,850
  December 31, 2001         62,953         237,292         51,056        351,301
  September 30, 2001        69,561         246,472         42,396        358,429
  June 30, 2001             85,439         499,508         57,012        641,959
  March 31, 2001            48,600          49,695         47,707        146,002

For the year ended:
  December 31, 2001        266,553       1,032,967        198,171      1,497,691
  December 31, 2000        442,246         373,202        193,505      1,008,953




                                                Farmer Mac Outstanding Guarantees (1)
---------------------------------------------------------------------------------------------------------------------------------
                                   Farmer Mac I
                       ------------------------------------------------
                                   Post-1996 Act
                       --------------------------------
                         Loans & AMBS (2)     LTSPC       Pre-1996 Act    Farmer Mac II      Total     Held in Portfolio (3)
                       ------------------- -----------  --------------- ----------------- ----------- -----------------------
                                                                (in thousands)
 As of:
  June 30, 2002          $ 2,180,948      $ 2,336,886      $ 37,873         $617,503     $ 5,173,210     $ 2,426,626
  March 31, 2002           1,655,485        2,126,485        41,414          592,836       4,416,220       1,899,484
  December 31, 2001        1,658,716        1,884,260        48,979          595,156       4,187,111       1,857,232
  September 30, 2001       1,605,160        1,731,861        58,813          608,944       4,004,778       1,804,391
  June 30, 2001            1,572,800        1,537,061        65,709          579,251       3,754,821       1,763,676
  March 31, 2001           1,466,443        1,083,528        72,646          549,003       3,171,620       1,648,896




                   Farmer Mac Loans and AMBS Held in Portfolio
------------------------------------------------------------------------------------------------------
                                                                                 Total
                                             5-to-10-Year   1-Month-to-3-Year   Held in
                               Fixed Rate   ARMs & Resets         ARMs         Portfolio
                            ------------------------------------------------------------------
                                            (in thousands)
 As of:
   June 30, 2002            $ 1,016,997       $892,737        $ 516,892       $2,426,626
   March 31, 2002               751,222        797,780          350,482        1,899,484
   December 31, 2001            764,115        790,948          302,169        1,857,232





                                  Post-1996 Act Loan Delinquencies (4)
                          ------------------------------------------------
                                             Outstanding
                            Delinquencies     Guarantees     Percentage
                          ---------------- --------------- ---------------
                                       (dollars in thousands)
 As of:
   June 30, 2002            $ 60,431        $ 4,489,735         1.35%
   March 31, 2002             87,097          3,754,171         2.32%
   December 31, 2001          58,279          3,428,176         1.70%
   September 30, 2001         71,686          3,318,796         2.16%
   June 30, 2001              53,139          3,089,460         1.72%
   March 31, 2001             67,134          2,562,374         2.62%

        Distribution of Post-1996 Act Loan Delinquencies
                      As of June 30, 2002
   --------------------------------------------------------
                    (dollars in thousands)
          Original LTV Ratio     Delinquencies  Percentage
         ----------------------  -------------  ----------
           0.00% to 40.00%        $ 5,813           10%
          40.01% to 50.00%          9,816           16%
          50.01% to 60.00%         21,498           36%
          60.01% to 70.00%         22,021           36%
          70.01% to 80.00%          1,283            2%
                        Total    $ 60,431          100%


          Distribution of Post-1996 Act Loan Delinquencies
                       As of June 30, 2002
---------------------------------------------------------------------
                    (dollars in thousands)
        Loan
    Origination                      Outstanding    Delinquency
        Date         Delinquencies    Guarantees       Rate
------------------- --------------- ------------- -------------------
    Before 1994       $ 2,324       $ 722,068         0.32%
        1994              862         167,325         0.52%
        1995            4,254         153,527         2.77%
        1996           14,310         360,862         3.97%
        1997           13,724         414,808         3.31%
        1998           13,485         696,792         1.94%
        1999            9,047         768,622         1.18%
        2000            2,338         423,335         0.55%
        2001               87         575,172         0.02%
        2002                -         207,224         0.00%
                    ------------ ---------------  -------------
       Total         $ 60,431     $ 4,489,735         1.35%
                    ------------ ---------------  -------------

(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2)  Periods prior to June 30, 2001 include only AMBS.
(3)  Included in total outstanding guarantees.
(4) Includes loans 90 days or more past due, in foreclosure, in bankruptcy and REO.